Exhibit 99.2
Secretary’s Certificate
The undersigned hereby certifies that the below resolutions of Fidus Investment Corporation’s Board of Directors, dated June 14, 2011, is authentic.
IN WITNESS WHEREOF, I have hereunto set my hand as of the 1st day of July, 2011.

/s/ Cary L. Schaefer
Cary L. Schaefer
Corporate Secretary

RESOLUTIONS OF THE BOARD OF DIRECTORS OF
FIDUS INVESTMENT CORPORATION
Held June 14, 2011
          The Board of Directors (the “Board”) of Fidus Investment Corporation, a Maryland corporation (the “Corporation”), hereby (1) takes the following actions and adopts the following resolutions at a meeting of the Board held on June 14, 2011; and (2) directs the Secretary of the Corporation to file these resolutions with the minutes of the proceedings of the Corporation:
          WHEREAS, the Board has reviewed the Corporation’s Financial Institution Bond No. MNN761007/01/2011 on the terms set forth therein, issued by Axis Insurance Company (the “Fidelity Bond”), which includes as a joint insured, Fidus Mezzanine Capital, L.P. (the “Fund”), which will be the Corporation’s wholly-owned subsidiary upon the consummation of the Corporation’s contemplated initial public offering; and
          WHEREAS, the Board has considered, among other things: (i) the required amount of fidelity bond coverage for a joint insured bond under the Investment Company Act of 1940, as amended (the “1940 Act”); (ii) the form and amount of fidelity bond coverage in light of the value of the aggregate assets of the Corporation and the other insured parties; (iii) the number of the insured parties; (iv) the amount of premium for the Fidelity Bond allocable to the Corporation and the Fund, which is $7,514 and $7,514, respectively; and (v) the amount of the single insured bond which the Company and the Fund would have provided and maintained had they not been named as the insured under a joint insured bond, as set forth on Schedule A hereto;
          THEREFORE BE IT RESOLVED, that the members of the Board, a majority of whom are not interested persons under the 1940 Act, hereby acknowledge and agree that the Fidelity Bond is reasonable in form and amount;
          RESOLVED, FURTHER, that the appropriate officers of the Corporation be, and they hereby are, authorized to enter into the Fidelity Bond for the Corporation;
          RESOLVED, FURTHER, that any and all previous actions taken by the Corporation’s officers, principals or agents in connection with the Fidelity Bond be, and hereby are, approved and ratified as duly authorized actions of the Corporation.

          RESOLVED, FURTHER, that the appropriate officers of the Corporation be, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to file the Fidelity Bond with the Securities and Exchange Commission and to give the notices with respect to such bond required by the 1940 Act.

Schedule A

Fund	Single Insured Bond Coverage
Fidus Investment Corporation	$2,500,000
Fidus Mezzanine Capital, L.P.	$2,500,000